EXHIBIT 4.442
Confirmation and Amendment Agreement
dated 7 June 2011
between
SIG COMBIBLOC GMBH & CO KG
(the “Confirming Grantor”)
and
WILMINGTON TRUST (LONDON) LIMITED
acting as Collateral Agent under the First Lien Intercreditor Agreement (as defined below)
for itself and for the benefit and for the account of the Secured Parties
(the “Collateral Agent”)
relating to
the Swiss law security document as listed and described in Schedule 1 hereto entered into by the
Confirming Grantor and the Collateral Agent acting for itself and for the benefit and for the account of the Secured Parties in connection with the Loan Documents.
The taking of this document or any certified copy of it or any document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e-mail communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any email communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee.

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THIS CONFIRMATION AND AMENDMENT AGREEMENT is entered into as of the Effective Date (as defined in Clause 2 below) and entered BETWEEN:
(1)	SIG Combibloc GmbH & Co KG, a limited partnership organised under the laws of Austria and having its seat in Saalfelden am Steinernen Meer, Austria, and its business address as at the date of this Agreement at Industriestrasse 3, 5760 Saalfelden, Austria, registered in the Austrian companies register (Firmenbuch) under file number FN 240335 i (the “Confirming Grantor) on the one part; and

(2)	Wilmington Trust (London) Limited, having its business address at Third Floor, 1 King’s Arms Yard, London EC2R 7AF, England, acting under the First Lien Intercreditor Agreement (as defined below) as Collateral Agent for itself and for the benefit and for the account of the Secured Parties (as defined in the Security Document) (the “Collateral Agent”), on the other part.
RECITALS
(A)	Pursuant to a credit agreement (the “Credit Agreement”) dated November 5, 2009 made between, inter alia, Reynolds Group Holdings Inc. , Reynolds Consumer Products Holdings Inc., SIG Euro Holding AG & Co. KG aA, Closure Systems International Holdings Inc., Closure Systems International B.V., Pactiv Corporation and SIG Austria Holding GmbH as borrowers (the “Borrowers”), Reynolds Group Holdings Limited (“RGHL”), certain SIG group companies as current guarantors, the lenders from time to time party thereto, and Credit Suisse AG, Cayman Islands Branch (formerly known as Credit Suisse, Cayman Islands Branch), as administrative agent (the “Administrative Agent”), as amended by Amendment No. 1 dated as of January 21, 2010, as further amended by an Amendment No. 2 and Incremental Term Loan Assumption Agreement dated as of May 4, 2010 (the “Amendment No. 2”), as further amended by an Amendment No. 3 and Incremental Term Loan Assumption Agreement dated as of September 30, 2010 (the “Amendment No. 3”) and as further amended and restated by an Amendment No. 4 and Incremental Term Loan Assumption Agreement dated as of February 9, 2011 (the “Amendment No. 4”), and as further amended by an Amendment No. 5 dated as of March 11, 2011 (the “Amendment No. 5”), certain facilities were made available to the Borrowers on the terms and conditions thereof.

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(B)	Pursuant to a senior secured note indenture dated November 5, 2009 (the “2009 Senior Secured Note Indenture”) as supplemented by various supplemental indentures entered into on or before the date of this Agreement among inter alia Reynolds Group Issuer (Luxembourg) S.A., Reynolds Group Issuer LLC and Reynolds Group Issuer Inc. (collectively, the “Issuers”), the Note Guarantors (as defined therein) and The Bank of New York Mellon, as trustee (the “Trustee”) certain senior secured notes due 2016 were issued to certain noteholders on the terms and conditions thereof.

(C)	Pursuant to a first lien intercreditor agreement dated November 5, 2009 among The Bank of New York Mellon as collateral agent and as trustee, the Administrative Agent and certain SIG group companies, as amended by Amendment No. 1 dated as of January 21, 2010 (which added Wilmington Trust (London) Limited as a collateral agent under the first lien intercreditor agreement) (the “First Lien Intercreditor Agreement”), The Bank of New York Mellon and, later, Wilmington Trust (London) Limited were appointed each as a Collateral Agent (as defined therein) with regard to, among other things, the acquisition, holding and enforcement of Liens on Collateral (both as defined therein).

(D)	Pursuant to a senior secured note indenture dated October 15, 2010 (the “2010 Senior Secured Note Indenture”) as supplemented by various supplemental indentures entered into on or before the date of this Agreement among, inter alia, RGHL US Escrow I Inc., RGHL US Escrow I LLC and RGHL Escrow Issuer (Luxembourg) I S.A., the Note Guarantors (as defined therein) and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited as additional collateral agent, certain senior secured notes due 2019 were issued to certain noteholders on the terms and conditions thereof.

(E)	The Credit Agreement, the 2009 Senior Secured Note Indenture, the 2010 Senior Secured Note Indenture and the First Lien Intercreditor Agreement were supplemented (as applicable) several times by means of guarantor joinders to the Credit Agreement (which also provide for an accession to the First Lien Intercreditor Agreement) and supplemental indentures (see also recital (B)) to the 2009 Senior Secured Note Indenture and supplemental indentures (see also recital (D)) to the 2010 Senior Secured Note Indenture.

(F)	Pursuant to a senior secured notes indenture dated February 1, 2011 (the “February 2011 Senior Secured Notes Indenture”) as supplemented by various supplemental

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indentures entered into on or before the date of this Agreement among, inter alia, the Issuers and the Trustee, as trustee, principal paying agent, registrar and collateral agent and Wilmington Trust (London) Limited as additional collateral agent, certain senior secured notes due 2021 (the “February 2011 Senior Secured Notes”) were issued by the Issuers to certain noteholders on the terms and conditions thereof.

(G)	On February 1, 2011, the February 2011 Senior Secured Notes Indenture and any Senior Secured Note Documents (as defined in the February 2011 Senior Secured Notes Indenture) each became an “Additional Agreement” under the First Lien Intercreditor Agreement as a result of the designation of the obligations with respect of the February 2011 Senior Secured Notes Indenture and any Senior Secured Note Documents (as defined in the February 2011 Senior Secured Notes Indenture) as “Additional Obligations” under Section 5.02 (c) of the First Lien Intercreditor Agreement (the “February 2011 Senior Secured Notes Designation”).

In this respect, it should be noted that the definition of “Loan Documents” in the Security Document (as defined below) (which is defined to include the “Credit Documents” under, and as defined in, the First Lien Intercreditor Agreement) extends to any “Additional Agreement” (as defined in the First Lien Intercreditor Agreement).

(H)	Pursuant to the Principal Finance Documents, the Parties (as defined below) hereto have entered into the Swiss law security document as listed and described in Schedule 1 hereto (the “Security Document”) over certain assets owned by the Confirming Grantor in order to secure the performance of the Secured Obligations.

(I)	RGHL, the Borrowers, the Guarantors from time to time party thereto (as defined therein), the Lenders from time to time party thereto, the Incremental U.S. Term Lenders (as defined therein), the other Lenders party thereto and the Administrative Agent, among others, have entered into the Amendment No. 2 relating to the Credit Agreement and pursuant to which (i) the Credit Agreement has been amended to inter alia increase the incremental term facilities from an amount of USD 400,000,000 to an amount of USD 1,550,000,000 and (ii) certain incremental term lenders have agreed to make available incremental term loans in an amount of USD 800,000,000 to the Borrowers.

(J)	RGHL, the Borrowers, the Guarantors from time to time party thereto (as defined therein), the Lenders from time to time party thereto and the Administrative Agent, among others, have entered into the Amendment No. 3 relating to the Credit Agreement

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and pursuant to which the Credit Agreement has been amended to, inter alia, add an incremental tranche A facility of up to USD 500,000,000 and an incremental tranche D facility of up to USD 1,520,000,000.

(K)	The Confirming Grantor has entered into Swiss law-governed confirmation and amendment agreements dated August 27, 2010 and January 14, 2011 pursuant to which, among other provisions, the Confirming Grantor has confirmed that the obligations of the Credit Agreement as amended under the Amendment No. 2 and the Amendment No. 3 respectively and the obligations of the 2010 Senior Secured Note Indenture are also secured by the security interest created by the Security Document.

(L)	RGHL, the Borrowers, the Guarantors from time to time party thereto, the Lenders from time to time party thereto and the Administrative Agent (all as defined therein), among others, have entered into the Amendment No. 4 and the Amendment No. 5 relating to the Credit Agreement and pursuant to which the Credit Agreement has been amended and restated by Amendment No. 4 to, inter alia, add new incremental term loans of up to USD 2,325,000,000 and EUR 250,000,000 (the “Amended and Restated Credit Agreement”) and further amended by Amendment No. 5. The obligations of the Confirming Grantor under the Amended and Restated Credit Agreement, as amended, are subject to the successful completion of a financial strength review.

(M)	Concurrently with this Agreement, the Confirming Grantor, among others, has entered into a New York law-governed reaffirmation agreement dated as of the date hereof in respect of the non-Swiss law security to which the Confirming Grantor is a party and the guarantee of the Credit Agreement by the Confirming Grantor and pursuant to which, among other provisions, the Confirming Grantor has (i) ratified and affirmed the Amendment No. 4, and the transactions contemplated thereby, (ii) confirmed and re-affirmed its guarantee of the obligations as provided in the Amended and Restated Credit Agreement and (iii) confirmed and reaffirmed that certain of its non-Swiss law security, if any, extends to the Additional Obligations as a result of the February 2011 Senior Secured Notes Designation and to the Amended and Restated Credit Agreement.

(N)	The Confirming Grantor and the Collateral Agent (acting for itself and for the benefit and for the account of the Secured Parties (as defined in the First Lien Intercreditor Agreement)) (collectively, the “Parties” and each a “Party”) have agreed to enter into this Agreement in order to ensure that the Security Document continues to secure the Secured Obligations and extends to all obligations of the Confirming Grantor in

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connection with the February 2011 Senior Secured Notes Designation, the Amendment No. 4 and the Amended and Restated Credit Agreement.
NOW IT IS HEREBY AGREED as follows:
1. DEFINITIONS AND CONSTRUCTION
(a)	Unless defined otherwise herein, capitalized terms and expressions used herein shall have the meaning ascribed to them in the Security Document.

(b)	The Parties agree that this Agreement shall be deemed a “Security Document” for the purposes of and as defined in the First Lien Intercreditor Agreement (and for no other purpose) and that, accordingly, all rights, duties, privileges, protections, indemnities and benefits of the Collateral Agent set forth in the First Lien Intercreditor Agreement are hereby incorporated by reference.
2. EFFECTIVE DATE
This Agreement is effective as of the date set forth on its front page (the “Effective Date”).
3. CONFIRMATION — AMENDMENT
Each Party hereby confirms and agrees that any and all Obligations (as defined in the First Lien Intercreditor Agreement and thus including any and all obligations that are “Additional Obligations” as a result of the February 2011 Senior Secured Notes Designation or under or in connection with the Amendment No. 4 and the Amended and Restated Credit Agreement) constitute “Secured Obligations” as set forth and defined in the Security Document and that, therefore, any and all obligations under or in connection with the February 2011 Senior Secured Notes Indenture and the Senior Secured Note Documents (as defined in the February 2011 Senior Secured Notes Indenture) or the Amendment No. 4 and the Amended and Restated Credit Agreement shall also be secured by the security interest created by and pursuant to the Security Document.
4. CONTINUITY
Each Party hereby confirms that, notwithstanding the effectiveness of the February

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2011 Senior Secured Notes Designation, the February 2011 Senior Secured Notes Indenture, the Senior Secured Note Documents (as defined in the February 2011 Senior Secured Notes Indenture), the Amendment No 4 and the Amended and Restated Credit Agreement, and subject to Legal Reservations (as defined in the Credit Agreement), the Security Document continues to be in full force and effect, save as amended by this Agreement, and acknowledges that the security constituted by the Security Document continues to be in full force and effect so as to secure, on a pari passu basis, any and all Secured Obligations (as amended by this Agreement) under or in connection with the February 2011 Senior Secured Notes Indenture, the Senior Secured Note Documents (as defined in the February 2011 Senior Secured Notes Indenture), the Amendment No. 4 and the Amended and Restated Credit Agreement, as well as the other Loan Documents.

For the avoidance of doubt, for Swiss law purposes, the Collateral Agent shall act and shall be deemed to act for the benefit and for the account of each of the Secured Parties (as defined in the First Lien Intercreditor Agreement) as a result of the February 2011 Senior Secured Notes Designation, the Amendment No. 4 and the Amended and Restated Credit Agreement, for the purposes of this Agreement, without any prejudice to the rights and duties laid upon the Collateral Agent under the laws applicable to the Loan Documents.
5. MISCELLANEOUS
(a)	To the extent permitted under the Principal Finance Documents, this Agreement may not be modified, amended, altered or supplemented, in whole or in part, except by a written agreement signed by the Parties.

(b)	If any provision of this Agreement is found by any competent authority to be void, invalid or unenforceable, such provision shall be deemed to be deleted from this Agreement and the remaining provisions of this Agreement shall continue in full force. In this event, the Agreement shall be construed, and, if necessary, amended in a way to give effect to, or to approximate, or to achieve a result which is as close as legally possible to the result intended by the provision hereof determined to be void, illegal or unenforceable.

(c)	The rights of a Party to this Agreement shall not be prejudiced or restricted by any indulgence or forbearance extended to the other Party. A waiver to pursue any breach of contract by a Party shall not operate as a waiver of the respective right or as a waiver

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to claim any subsequent breach. Any provision of this Agreement may be waived only by a written statement of the waiving Party.
6. NOTICES
(a)	Each notice or other communication to be given under this Agreement shall be given in writing in English and, unless otherwise provided, shall be made by fax, hand delivery or mail.

(b)	Without prejudice to any other method of service of notices and communications provided by law, any notice or other communication to be given by one Party to the other under this Agreement shall (unless one Party has by 5 days’ notice to the other Party specified another address) be given to that other Party at the respective addresses given in section (c) below and shall be effective only when received.

(c)	The addresses are the ones respectively listed in the “Notices” provision of the Security Document; provided that all communications and notices to Wilmington Trust (London) Limited hereunder shall be given to it at the address set forth below, or to such other address as Wilmington Trust (London) Limited may hereafter specify.
Wilmington Trust (London) Limited
Third Floor
1 King’s Arms Yard
London EC2R 7AF
Facsimile: +44 (0)20 7397 3601
Attention: Elaine Lockhart
7. FURTHER ASSURANCE
Subject to the Agreed Security Principles, the Confirming Grantor shall, at its own expense, promptly, do all acts and execute all documents that are reasonably required or requested by the Collateral Agent in connection with and for the purpose of the exercise of the rights of the Collateral Agent hereunder or under the Security Document.
8. GOVERNING LAW
This Agreement shall be governed by and construed in accordance with the substantive laws of Switzerland (without regard to the International Private Law provisions thereof).

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9. JURISDICTION AND ENGLISH COURTS
(a)	The courts of England have exclusive jurisdiction to settle any dispute (a “Dispute”) arising out of or in connection with this Agreement (including a Dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity) or any non-contractual obligations arising out of or in connection with this Agreement.

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 9 is for the benefit of the Collateral Agent only. As a result and notwithstanding Clause 9 (a), it does not prevent the Collateral Agent from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Collateral Agent may take concurrent proceedings in any number of jurisdictions.
10. SERVICE OF PROCESS
Without prejudice to any other mode of service allowed under any relevant law, the Confirming Grantor:

(a)	irrevocably appoints Law Debenture Corporate Services Limited as its agent for service of process in relation to any proceedings before the English courts in connection with this Agreement; and

(b)	agrees that failure by an agent for service of process to notify the Confirming Grantor of the process will not invalidate the proceedings concerned.
11. COUNTERPARTS
This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.
THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK
THE FOLLOWING PAGES ARE THE SIGNATURE PAGES

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SIGNATURE PAGE
WILMINGTON TRUST (LONDON) LIMITED, by
as Collateral Agent for itself and for the benefit and for the account of the Secured Parties

By:	/s/ Paul Barton
	Name:	Paul Barton
	Title:	Relationship Manager
SIG COMBIBLOC GMBH & CO KG
represented by its general partner SIG Combibloc GmbH

By:	/s/ Jennie Blizard
	Name:	Jennie Blizard
	Title:	Authorised Signatory

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SCHEDULE 1
Security Document
“Security Document” means the following Swiss law governed agreement between the Confirming Grantor and the Collateral Agent as amended and/or confirmed prior to the Effective Date:
Assignment of bank accounts dated March 4, 2010 and entered into between SIG Combibloc GmbH & Co. KG as assignor and Wilmington Trust (London) Limited acting as collateral agent for itself and for the benefit and for the account of the secured parties and as assignee.